LOAN AGREEMENT

                This Loan Agreement (the “Agreement”) dated as of April 27, 2001, by and between BANK OF AMERICA, N.A., a national banking association (“Bank” or “Lender”), IHOP PROPERTIES, INC., a California corporation (“Borrower”), and International House of Pancakes, Inc., a Delaware corporation, IHOP Corp., a Delaware corporation (“IHOP Parent”), IHOP Realty Corp., a Delaware corporation, and IHOP Restaurants, Inc., a Delaware corporation (collectively, the “Guarantors”).

                In consideration of the Loan or Loans described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bank, Borrower and Guarantors agree as follows:

                1. DEFINITIONS AND REFERENCE TERMS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

Accounting Terms.   All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles (“GAAP”), as in effect from time to time, consistently applied, with respect to the financial statements referenced herein.

Affiliate.   Affiliate shall mean any Person (i) which directly or indirectly controls, or is controlled by, or is under common control with, IHOP Corp.

Borrower.   IHOP PROPERTIES, INC., a California corporation

Borrower’s Address.   450 North Brand Boulevard, 7th Floor, Glendale, CA 91203-2306.

Capitalized Lease.   Capitalized Lease means a lease of Property which in accordance with GAAP should be capitalized on the balance sheet of any Person.

Capitalized Lease Obligations.   Capitalized Lease Obligations shall mean the aggregate rentals due and to become due under all Capitalized Leases which any Person, as a lessee, would be required to reflect as a liability on the consolidated balance sheet of such Person in accordance with GAAP .

Certified.   Certified when used with respect to any financial information of any Person to be certified by any of its officers, indicates that such information is to be accompanied by a certificate to the effect that such financial information has been prepared in accordance with GAAP consistently applied, subject in the case of interim financial information to nonrecurring material year-end audit adjustments, and presents fairly the information contained therein as at the dates and for the periods covered thereby.

Consolidated Net Income or Loss.   Consolidated Net Income or Loss shall mean the Net Income or Loss of IHOP Parent, the Borrower and their Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

Consolidated Tangible Net Worth.   Consolidated Tangible Net Worth shall mean shareholders’ equity of IHOP Parent and its Subsidiaries less intangible assets booked after the date hereof, less Restricted Investments in excess of 10% of shareholders’ equity of IHOP Parent and its Subsidiaries at any date of determination, all as determined for IHOP Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

Collateral Locations.   Those certain IHOP Restaurants located at the street addresses listed on Exhibit “A” attached hereto and made a part hereof.

Debt.   Debt with respect to any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the liability of such Person created by granting a Lien to which the property or assets of such Person are subject whether or not such Person has assumed or become legally liable for the payment of any obligation (provided that, if such obligation has not been assumed or become the legal liability of such Person, the amount of the liability shall be deemed to be in an amount not to exceed the Fair Market Value of the property to which the Lien relates, as determined in good faith by such Person), (iii) Capitalized Lease Obligations of such Person, to the extent such obligations exceed accounts receivable by such Person as lessor under direct financing leases with franchisees so long as such direct financing leases are, at the time of determination to the best knowledge of the lessor thereunder, valid and enforceable against their lessees and are current as to payment and not otherwise in default to the extent that there is a reasonable likelihood that any such lease would be terminated by the lessor prior to its stated expiration and (iv) the aggregate amount of all Guarantees given by such Person with respect to any of the foregoing.

Default.   Default or Event of Default (whether such terms are capitalized or not) shall have the meaning ascribed to them under the Loan Documents which are subject to any notice and cure rights set forth herein.

Disposition.   Disposition shall mean any sale, transfer, assignment, lease, conveyance or other disposition of any asset.

EBITDA.   EBITDA means, the following items as defined by GAAP, Earnings Before Interest, Taxes, Depreciation, and Amortization.

Equipment.   Equipment shall mean all equipment, signage, furniture, fixtures, machinery and goods of the Borrower and/or IHOP Restaurants, Inc. (“Restaurants”) located at the Collateral Locations (together with all service contracts, manufacturer’s or other warranties and licenses relating thereto) and all accessories and parts now or hereafter affixed thereto, installed therein or held for use in connection therewith.

Equipment Leases.   Those certain leases entered into by Restaurants and the Subtenants (as hereinafter defined) which are described in full on Exhibit “D” attached hereto and made a part hereof.

Fair Market Value.   Fair Market Value means what a willing buyer would pay to a willing seller in an arm’s length transaction.

Franchise Agreements.   Franchise Agreements shall mean any and all franchise agreements, amendments and other documents entered into by IHOP Corp. with the Subtenants relating to the operation of the IHOP Restaurants at the Collateral Locations.

Funded Debt.   Funded Debt shall mean (i) all Debt of a Person (other than Guarantees) having a final maturity of more than one year from the date of incurrence thereof (or which is renewable or extendible at the option of the obligor for a period or periods of more than one year from the date of incurrence), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not included in current liabilities, and (ii) in the case of Guarantees, all Guarantees of obligations maturing more than one year after the date as of which the Guarantee is incurred.

Ground Leases.   Those certain leases entered into by Borrower which are described in full on Exhibit “B” attached hereto and made a part hereof.

Ground Lease Locations.   Those certain Collateral Locations which are subject to Ground Leases.

Guarantee.   Guarantee means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease Property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the Property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation. The amount of liability of any Person attributable to any Guarantee shall be equal to the maximum amount for which such Person could be liable under such Guarantee.

Guarantor.   Guarantor shall collectively mean International House of Pancakes, Inc., a Delaware corporation, IHOP Corp., a Delaware corporation, IHOP Realty Corp., a Delaware corporation, and IHOP Restaurants, Inc., a Delaware corporation.

Hazardous Materials.   Hazardous Materials include all materials defined as hazardous materials or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

IHOP Parties.   IHOP Parties means collectively, IHOP PROPERTIES, INC., a California corporation, International House of Pancakes, Inc., a Delaware corporation, IHOP Corp., a Delaware corporation, IHOP Realty Corp., a Delaware corporation, and IHOP Restaurants, Inc., a Delaware corporation.

Interest Rate Agreement.   Interest Rate Agreement means any agreement between Borrower and Bank or any affiliate of Bank, now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s exposure to fluctuations in interest rates, currency calculations or commodity prices.

Lien.   Lien means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, conditional sale or title retention agreement, lessor’s interest under a Capitalized Lease or analogous instrument, in, of or on any of a Person’s Property (whether held on the date hereof or hereafter acquired), or any signed or filed financing statement which names such Person as the debtor, or the execution of any security agreement or the like authorizing any other Person as the secured party thereunder to file such a financing statement.

Loan.   Any loan described in Section 2 hereof and any subsequent loan which states that it is subject to this Loan Agreement.

Loan Documents.   Loan Documents means this Loan Agreement and any and all promissory notes executed by Borrower in favor of Bank and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with any Loan.

Material Adverse Effect.   Material Adverse Effect means, with respect to Borrower or any of the Guarantors: any change or changes or effect or effects that individually or in the aggregate are or are likely to be materially adverse to: (i) the assets, business, operations, income, prospects or condition (financial or otherwise), (ii) the transactions contemplated by this Agreement; or (iii) taken as a whole, the ability to fulfill their respective obligations under this Agreement or any of the other Loan Documents.

Multi-State Security Instrument.   Multi-State Security Instrument means that certain Multi-State Security Instrument executed by Borrower in favor of Lender of even date herewith which is being recorded in the public records of each of the counties where the Collateral Locations are located.

Obligations.   Obligations shall mean any and all indebtedness, liabilities and obligations of Borrower to Bank, including without limiting the generality of the foregoing, any indebtedness, liability or obligation of Borrower to Bank under any loan made to Borrower by Bank prior to the date hereof and any and all extensions or renewals thereof in whole or in part; any indebtedness, liability or obligations of Borrower to Bank arising hereunder or as a result hereof, whether evidenced by the Note, Interest Rate Agreement or otherwise, and any and all extensions or renewals thereof in whole or in part; and any and all future or additional indebtedness, liabilities or obligations of Borrower to Bank whatsoever and in any event, whether existing as of the date hereof or hereafter arising.

Operating Rent Expense.   Operating Rent Expense shall mean rent expense excluding: (i) inter-company rent, and (ii) rents re-classified as Capital Lease Obligations.

Person.   Person means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof

Related Borrower.   Related Borrower shall mean any of the following corporations: International House of Pancakes, Inc., a Delaware corporation, IHOP Corp., a Delaware corporation, IHOP Realty Corp., a Delaware corporation, and IHOP Restaurants, Inc., a Delaware corporation.

Related Loans.   Related Loans shall mean any and all loans heretofore or hereafter made by Bank to Related Borrower, including but not limited to the obligations of International House of Pancakes, Inc. under the $25 Million Letter Agreement.

Restricted Investments.   Restricted Investments shall mean all Investments made by the IHOP Parties or their Subsidiaries in or to any Person except (i) Investments in notes of franchisees and receivables of franchisees in the ordinary course of business other than notes and receivables held in settlement of franchise obligations, and in Property of IHOP Parent or its Subsidiaries to be used in the ordinary course of business, (ii) Investments in Subsidiaries, (iii) Investments in obligations issued or unconditionally guaranteed by the U.S. or any agency thereof, in each case maturing within one year from the date of acquisition thereof; (iv) Investments in obligations issued by any political subdivision of the U.S. or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc. or some other mutually agreeable rating system if either of these entities no longer exists; (v) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc. or some other mutually agreeable rating system if either of these entities no longer exists; (vi) certificates of deposit, repurchase agreements or bankers’

acceptances maturing within one year from the date of acquisition thereof issued by commercial banks which are rated “A2’ or better by either Standard & Poor’s Corporation or Moody’s Investors Services, Inc. (or by some other mutually agreeable rating system if either of these entities no longer exists) located in the U.S. and Canada and have combined capital, surplus and undivided profits of not less than $100,000,000; (vii) Investments in mutual funds and money market accounts, which funds or accounts are traded on a national exchange or are managed by a commercial bank and which invests solely in Investments which satisfy the criteria set forth in the foregoing clauses (iii) through (vi); and (viii) other Investments existing on the date hereof which have been disclosed in writing to Bank.

Subleases.   Those certain subleases entered into by Borrower and the subtenants (“Subtenants”) which are described in full on Exhibit “C” attached hereto and made a part hereof.  The Subtenants are also the franchisee and operator of the IHOP Restaurants located at the Collateral Locations as designated on Exhibit “C”.

Subsidiary.   Subsidiary shall mean, with respect to any Person, any corporation or other entity (a) organized under the laws of the United States, the District of Columbia or Canada or any state or political subdivision of any thereof, (b) all or substantially all of whose assets and business operations are located or conducted within the United States or Canada and ( c) of which at least a majority of the outstanding voting stock is at the time directly or indirectly owned or controlled by such Person or by one or more of such Person’s wholly-owned Subsidiaries.

Subtenant Leases.   Subtenant Leases shall collectively mean the Subleases and the Equipment Leases.

$25 Million Letter Agreement.   $25 Million Letter Agreement means that certain Letter Agreement among International House of Pancakes, Inc., IHOP Corp., and Continental Bank, N.A. dated June 30, 1993, as amended by that certain First Amendment to Letter Agreement dated December 31, 1994 among International House of Pancakes, Inc., IHOP Corp. and Bank of America Illinois, and further amended by that certain Second Amendment to Letter Agreement dated March 11, 1996 among International House of Pancakes, Inc., IHOP Corp. and Bank of America Illinois, and further amended by that certain Third Amendment to Letter Agreement dated September 3, 1996 among International House of Pancakes, Inc., IHOP Corp. and Bank of America Illinois, and further amended by that certain Fourth Amendment to Letter Agreement dated November 1, 1996 among International House of Pancakes, Inc., IHOP Corp. and Bank of America Illinois, and further amended by that certain Letter dated June 25, 1997 from Yvonne C. Dennis of Bank of America to IHOP Corp., and further amended by that certain Fifth Amendment to Letter Agreement dated June 30, 1998 among International House of Pancakes, Inc., IHOP Corp. and Bank of America National Trust and Savings Association, and further amended by that certain Sixth Amendment to Letter Agreement dated June 30, 1999 among International House of Pancakes, Inc., IHOP Corp. and Bank of America National Trust and Savings Association, and as further amended by that certain Seventh Amendment to Letter Agreement dated December 15, 2000, among International House of Pancakes, Inc., IHOP Corp. and Bank of America, N.A.

                2.   LOANS.   Bank hereby agrees to make a loan to Borrower in the principal face amount of $12,018,206.00. The obligation to repay the loans is evidenced by a promissory note or notes dated of even date herewith (the promissory note or notes together with any and all renewals, extensions or rearrangements thereof being hereafter collectively referred to as the “Note”) having a maturity date, repayment terms and interest rate as set forth in the Note.

                3.   SECURITY INTEREST IN COLLATERAL.   As security for the payment of the Note and all Obligations whatsoever of Borrower to Bank, Borrower hereby grants to Bank a continuing, general first lien upon and security interest and title in and to the following (hereafter known as the “Collateral”):

(a)                                  all Equipment of Borrower relating to the Collateral Locations;

(b)                                 Borrower’s interest in real property, improvements and fixtures located at the Collateral Locations and Borrower’s leasehold estate created by the Ground Leases and Borrower shall execute a Multi-State Security Instrument conveying such interest to Bank;

(c)                                  Borrower’s interest in the Subleases and the right to payments from the Subtenants and Borrower shall execute a Assignment of Lessor’s Interest in Leases relating to such Subleases; and

(d)                                 all Collateral hereafter pledged by Borrower;

AND Guarantors hereby grant to Bank a continuing, general first lien upon and security interest and title in and to all Collateral hereafter specifically pledged by such Guarantors to Bank in connection with the Loan;

AND Restaurants hereby grants to Bank a continuing, general first lien upon and security interest and title in and to:

(e)                                  all Equipment of Restaurants relating to the Collateral Locations; and

(f)                                    Restaurants’ interest in the Equipment Leases and the right to payments from the Subtenants and Restaurants shall execute a Assignment of Lessor’s Interest in Leases relating to such Equipment Leases.

Borrower and Restaurants agree to do all things as may reasonably be required by Bank to perfect and protect the lien of Bank in such Collateral.

The Loan shall be cross-defaulted with any and all loans now or hereafter made by Bank to Borrower or Related Borrower. For clarification purposes, by execution of this Agreement, Bank expressly acknowledges that the Loan described herein is not cross-collateralized with the $25 Million Letter Agreement, but rather only cross-defaulted with the $25 Million Letter Agreement and all other loans to Borrower and Related Borrower.

                4. REPRESENTATIONS AND WARRANTIES. Borrower and the Guarantors hereby represent and warrant to Bank as follows:

                A.   Good Standing. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of California and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower does business. Each of the Guarantors is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to own its property and to carry on its business in each jurisdiction in which Guarantor does business.

                B.   Authority and Compliance of Borrower. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower is in compliance with all laws and regulatory requirements to which it is subject.

                C.   Authority and Compliance of Guarantor. Each of the Guarantors has full power and authority to execute and deliver the Limited Guaranty and this Agreement and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of the respective Guarantor. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document executed by any of the Guarantors, and Guarantors are in compliance with all laws and regulatory requirements to which it is subject.

                D.   Binding Agreement. This Agreement and the other Loan Documents executed by Borrower and Guarantors constitute valid and legally binding obligations of Borrower and Guarantors, enforceable in accordance with their terms.

                E.   Litigation. There is no proceeding involving Borrower or any of the Guarantors pending or, to their knowledge, threatened before any court or governmental authority, agency or arbitration authority which would have a Material Adverse Effect on Borrower or any of the Guarantors.

                F.   No Conflicting Agreements. There is no charter, bylaw, stock provision or other document pertaining to the organization, power or authority of Borrower or any of the Guarantors and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

                G.   Ownership of Assets. Borrower has good title to the Collateral free and clear of liens, except those granted to Bank and as disclosed to Bank in writing prior to the date of this Agreement. Borrower and/or Restaurants, own all of the Equipment located at the Collateral Locations which is leased to the Subtenants and such Equipment is free and clear of all liens.

                H.   Taxes. All real and personal taxes and assessments payable by Borrower or any of the Guarantors have been paid before they become delinquent or are being contested in good faith by appropriate proceedings and the Borrower and each of the Guarantors have filed all tax returns which it is required to file.

                I.   Financial Statements. The financial statements of IHOP Corp (which includes Borrower and Guarantors) on a consolidated basis heretofore delivered to Bank have been prepared in accordance with GAAP (except as noted therein) applied on a consistent basis throughout the period involved and fairly present IHOP Corp.’s, the Borrower’s and other Guarantors’ financial condition as of the date or dates thereof, and there has been no change in IHOP Corp.’s, the Borrower’s and other Guarantors’ financial condition or operations since September 30, 2000 which would have a Material Adverse Effect. All factual information furnished by Borrower to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

                J.   Place of Business. Borrower’s and each of the Guarantors’ principal place of business is located at 450 North Brand Boulevard, 7th Floor, Glendale, CA 91203-2306.

                K.   Environmental. The conduct of Borrower’s business operations and, based solely on environmental reports obtained for each of the Collateral Locations prior to executing the Ground Lease for each such location, the condition of the Collateral Locations, do not violate any federal, local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

                L.   Maintenance. Borrower and Restaurants shall maintain all of its Equipment located at the Collateral Locations in good condition and repair and shall make (for Collateral Locations which are not subject to Subleases) and require all Subtenants (for Collateral Locations which are subject to Subleases) to make all necessary replacements thereof, and preserve and maintain all material licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business at the Collateral Locations.

                M.   Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any advance under any Loan.

                N.   Conduct of Business. Except as otherwise set forth herein, Borrower shall preserve and maintain its corporate existence, rights, franchises, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its IHOP Restaurants at the Collateral Locations.

                O.   Absence of Defaults. Neither Borrower nor any of the Guarantors are in default under its articles of incorporation or its bylaws and no event has occurred, which has not been remedied, cured or waived:

(i)                                     which constitutes a Default or an Event of Default (as herein defined); or

(ii)                                  which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default (“Default Condition”)

by the Borrower or any of the Guarantors under any agreement or judgment, decree or order to which the Borrower or any of the Guarantors is a party or by which the Borrower or any of the Guarantors or any of their properties may be bound where such default would, individually or in the aggregate, have a Material Adverse Effect on the Borrower. Further, no Default, Event of Default or Default Condition exists in connection with the $25 Million Letter Agreement.

                5.   AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower and Guarantors will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

                A.   Financial Condition. Maintain Borrower’s financial condition as follows, determined in accordance with GAAP applied on a consistent basis throughout the period involved except to the extent modified by the following definitions, and calculated on a rolling four (4) quarter basis:

i.                                          Maintain Fixed Charge Coverage Ratio: The Borrower and Guarantors, on a consolidated basis, will not permit the ratio of net income after tax plus non-cash charges (such as depreciation and amortization) plus Operating Rent Expense plus total interest expense less distributions, cash dividends, and advances divided by scheduled payments of long term debt and capitalized leases (due in the next twelve months) plus total interest expense plus Operating Rent Expense to be less than 1.35. This Ratio shall be calculated using the form attached as Exhibit F.

ii.                                       Maintain Funded Debt to EBITDA Ratio: The Borrower and Guarantors, on a consolidated basis, will not permit the ratio of total Funded Debt divided by EBITDA to be greater than 3.00. This Ratio shall be calculated using the form attached as Exhibit F.

                B. Financial Statements and Other Information. Maintain a system of accounting in accordance with GAAP applied on a consistent basis throughout the period involved, permit Bank’s officers or authorized representatives to visit and inspect Borrower’s books of account and other records after giving reasonable notice to Borrower at such reasonable times during normal business hours and as often as Bank may desire, and after a Default or an Event of Default which shall be continuing, pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes. Unless written notice of another location is given to Bank, Borrower’s books and records will be located at Borrower’s principal place of business set forth above.

                In addition, Borrower will comply with the following “Financial Covenants” and agrees to:

                1.             Borrower and Guarantors will furnish to Bank in duplicate:

(A)                              as soon as available and in any event within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of Borrower and Guarantors (“quarterly accounting period”),

(1) either (a) copies of IHOP Parent’s Quarterly Report on Fonn 10-Q for the quarterly accounting period then ended, as filed with the SEC or (b) if IHOP Parent is not subject to Section 13 or 15(d) of the Exchange Act, copies of the consolidated balance sheet of Borrower or Guarantors as of the end of the quarterly accounting period and of the related consolidated statements of operations, shareholders’ equity and cash flows for such accounting period, all in reasonable detail and stating in comparative form the consolidated figures as of the end of and for the corresponding date and period in the previous fiscal year, all Certified by a President, Vice President, Chief Executive Officer, Chief Financial Officer, Treasurer or Controller (“Appropriate Officer”) of IHOP Parent; and

(2) a written statement in the form of Exhibit E hereto executed by Appropriate Officers of IHOP Parent and Borrower setting forth computations or other pertinent information in reasonable detail showing as at the end of such quarterly accounting period whether or not the financial covenants set forth herein have been met which statement shall be accompanied by actual calculations set forth in the form of Exhibit F (“Quarterly Compliance Statement”);

(B)                                as soon as available and in any event within 90 days after the end of each fiscal year of IHOP Parent,

(1) either (a) copies of IHOP Parent Annual Report on Form 10-K and Annual Report to Shareholders, in each case, for the year then ended and as filed with the SEC together with copies of the consolidating balance sheets of Borrower and Guarantors as of the end of such fiscal year and the related consolidating statements of operations, or (b) if IHOP Parent is not subject to Section 13 or 15( d) of the Exchange Act, copies of the consolidated and consolidating balance sheets of Borrower and Guarantors as of the end of such fiscal year, and of the related consolidated and consolidating statements of operations and the related consolidated statements of shareholders’ equity and cash flows, together with the notes to such consolidated statements, which consolidated statements state in comparative form the respective consolidated figures as of the end of and for the previous fiscal year, and in the case of such consolidated financial statements referred to in subclauses (a) or (b), accompanied by a report thereon of PricewaterhouseCoopers or other independent public accountants of recognized national standing selected by IHOP Parent (the “Accountants”), which report shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements present fairly the consolidated financial position of Borrower and Guarantors as at the end of such fiscal year and the consolidated results of operations and cash flow for such fiscal year in conformity with GAAP, and that the examination by the Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

Together with each delivery of financial statements or Annual Reports required by this subparagraph (1), the Accountants shall deliver to Bank their report stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Default or Event of Default or, if any such Default or Event of Default has occurred, specifying the nature and period of existence thereof, and

(2)                                  a Quarterly Compliance Statement.

(C)                                concurrently with the financial statements or reports furnished pursuant to Subsections A and B immediately above, a certificate of respective Appropriate Officer of the Borrower and Guarantors in the form of Exhibit E, stating that, based upon such examination or investigation and review of this Agreement as in the opinion of the signer is necessary to enable the signer to express an informed opinion with respect thereto, no Default or Event of Default by Borrower or Guarantors in the fulfillment of any of the terms, covenants, provisions or conditions of this Agreement exists or has existed during such period or, if such a Default or Event of Default shall exist or have existed, the nature and period of existence thereof and what action the Borrower or any of the Guarantors, as the case may be, has taken, is taking or proposes to take with respect thereto;

(D)                               promptly after the same are available and in any event within 15 days thereof, copies of all such proxy statements, financial statements, notices and reports as Borrower or Guarantors shall send or make available generally to any of their security holders, and copies of all regular and periodic reports and of all registration statements which Borrower or Guarantors may file with the SEC or with any securities exchange;

(E)                                 promptly (and in any event within 5 days) after becoming aware of (1) the existence of any Default or Event of Default, a certificate of Appropriate Officers of Borrower and/or Guarantors specifying the nature and period of existence thereof and what action the Borrower and/or Guarantors is taking or proposes to take with respect thereto; or (2) any Debt of Borrower or Guarantors being declared due and payable before its expressed maturity, or any holder of such Debt having the right to declare such

Debt due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time shall constitute any such default) under such Debt or the agreement pursuant to which such Debt was issued, a certificate of an Appropriate Officer describing the nature and status of such Default or Event of Default and what action Borrower or any of the Guarantors is taking or proposes to take with respect thereto; provided, however, that any Default or Event of Default which is deemed to have arisen upon Borrower’s or Guarantors’ failure to promptly notify the Bank of another Default or Event of Default in accordance with this Section shall be deemed to be waived so long as (i) such underlying Default or Event of Default as to which notice is required to be given (the “Underlying Default”) has been completely cured; (ii) the Underlying Default, if it had not been completely cured, would not have had a Material Adverse Effect and (iii) notice of the Underlying Default is delivered within 30 days of its occurrence;

(F)                                 promptly and in any event within 10 days after Borrower or Guarantors knows or, in the case of a Pension Plan has reason to know, that a Reportable Event with respect to any Pension Plan has occurred, that any Pension Plan or Multiemployer Plan is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, or that Borrower or any of the Guarantors or ERISA Affiliates will or may incur any material liability to or on account of a Pension Plan or Multiemployer Plan under Title IV of ERISA or any other material liability under ERISA has been asserted against Borrower or any of the Guarantors or ERISA Affiliates, a certificate of an Appropriate Officer of IHOP Parent setting forth information as to such occurrence and what action, if any, Borrower or any of the Guarantors or ERISA Affiliate is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are (a) required to be filed by Borrower or any of the Guarantors or ERISA Affiliate or the plan administrator of any such Pension Plan controlled by Borrower or any of the Guarantors or ERISA Affiliate with the Internal Revenue Service or the PBGC, or (b) received by Borrower or any of the Guarantors or ERISA Affiliate from any plan administrator of a Pension Plan not under their control or from a Multiemployer Plan;

(G)                                promptly after the Borrower or any of the Guarantors becomes aware of any Material Adverse Effect with respect to which notice is not otherwise required to be given pursuant to this Section, a certificate of an Appropriate Officer setting forth the details of such Material Adverse Effect and stating what action Borrower or any of the Guarantors has taken or proposes to take with respect thereto;

(H)                               promptly (and in any event within 15 days) after the Borrower or any of the Guarantors knows of (a) the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of the Guarantors or any Property of any of them, or (b) any material development in any such action, suit, proceeding, governmental investigation or arbitration, which, in either case, is likely to have a Material Adverse Effect, a certificate of an Appropriate Officer describing the nature and status of such matter in reasonable detail;

(I)                                    in the event that Borrower is no longer a consolidated Subsidiary of IHOP Parent, financial statements of the IHOP Parties at such times and in such form (together with such certifications) as are required to be delivered pursuant to Sections (A), (B) and (C) above;

(J)                                   not later than 90 days following the end of each fiscal year of IHOP Parent, a copy of the consolidated budget of Borrower and the Guarantors prepared by IHOP Parent for the next succeeding fiscal year, and

(K)                               any other information, including financial statements and computations, relating to the performance of obligations arising under this Agreement and/or the affairs of Borrower and Guarantors that the Bank may from time to time reasonably request and which is capable of being obtained, produced or generated by Borrower or any of the Guarantors or of which any of them has knowledge, including, without limitation, a brief statement describing any significant events relating to Borrower or any of the Guarantors for any fiscal period.

                B. $25 Million Letter Agreement. Borrower and Guarantors to the extent applicable to each of them agree to comply with all covenants set forth in the $25 Million Letter Agreement while the debt set forth in such $25 Million Letter Agreement remains outstanding.

                C. Insurance. Maintain (for the Collateral Locations which are not subleased to Subtenants) and/or cause Subtenants to maintain (for the Collateral Locations which are subject to Subleases) insurance for each of the Collateral Locations as required in the respective Ground Leases. Satisfactory evidence of such insurance will be supplied to Bank prior to funding under the Loan(s) and 10 days prior to each policy renewal.

                D. Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, laws relating to environmental matters, OSHA, ERISA and Pension Guaranty Board, applicable to it or to any of its property, business operations and transactions.

                E. Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, before they become delinquent or are being contested in good faith by appropriate proceedings in a diligent manner.

                F. Maintenance. Maintain all of its Equipment located at the Collateral Locations in good condition and repair and shall make (for Collateral Locations not subject to Subleases) and require all subtenants (for Collateral Locations which are subject to Subleases) to make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

                6. NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower and Guarantors will not, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

                6.1. Restrictions on Liens. Borrower hereby covenants that Borrower will not permit any Liens with respect to the Collateral except for those listed in the marked Title Commitments delivered of even date herewith by Stewart Title Guaranty Company in favor of Bank or liens created pursuant to the Ground Leases or Subtenant Leases. Further, the IHOP Parties covenant that they will not, nor will they permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien upon any of their respective property or asset, whether real, personal or mixed, tangible or intangible or assets whether now owned or hereafter acquired (“Property” or “Properties”) , except for:

                                (A) Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by this Agreement;

                                (B) Statutory Liens of landlords, and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being diligently contested in good faith, so long as a reserve or other appropriate provision, if any, shall have been made therefor;

                                (C) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with obligations not due or delinquent with respect to workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                                (D) Any attachment or judgment Lien (including judgment or appeal bonds) which shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or which shall have been discharged within 30 days after the expiration of any such stay, or which is being diligently contested in good faith so long as a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                                (E) Easements, rights-of-way, restrictions and other similar rights in land which do not, individually or in the aggregate, materially detract from the value of such Property and do not interfere with the ordinary conduct of the business of IHOP Parent, the Borrower or any of their Subsidiaries;

                                (F) Liens securing Debt of a Subsidiary to the Borrower or IHOP Parent;

                                (G) Liens (other than Liens created pursuant to Capitalized Leases) existing on the date hereof securing Debt not exceeding $1,500,000 in the aggregate in principal amount;

                                (H) Liens pursuant to Capitalized Leases existing on the date hereof and Liens created hereafter pursuant to Capitalized Leases so long as, with respect to Liens pursuant to Capitalized Leases created following the date hereof, the Funded Debt represented by such Capitalized Leases is permitted pursuant to Section 5 (A)(ii) above; and

                                (1) Liens including Liens arising out of purchase money financing securing Debt (without duplication) of IHOP Parent, the Borrower or any Subsidiary of IHOP Parent or the Borrower, provided that the sum of (i) the principal amount of such Debt plus (ii) unsecured Debt of Subsidiaries of IHOP Parent (other than the Borrower) and Subsidiaries of the Borrower not otherwise permitted under this Section does not exceed at any time 15% of Consolidated Tangible Net Worth.

The Liens referred to in Section 6.1 are herein collectively referred to as “Permitted Liens,” individually, a “Permitted Lien.”

                6.2. Limitation on Funded Debt. IHOP Parent, the Borrower and Guarantors shall not, and shall not permit any Subsidiary to, incur Funded Debt other than:

                                (A) the Note, the Guarantee of the Guarantors and all Funded Debt of IHOP Parent, the Borrower and their Subsidiaries existing as of the date hereof, which have been disclosed in writing to Bank;

                                (B) any replacement, refinancing or extension of any Funded Debt, provided that the aggregate principal amount of such Funded Debt (or, if such Funded Debt is issued with an original issue discount, the original issue price of such Funded Debt) does not exceed the then outstanding principal amount of the Funded Debt so replaced, refinanced or extended (or, if the Funded Debt being replaced, refinanced or extended was issued with an original issue discount, the original issue price plus the amortized portion of the original issue discount to the date that such Funded Debt is replaced, refinanced or extended); and

                                (C) additional Funded Debt of the IHOP Parties, provided that after giving effect to such incurrence (including payment of interest and principal following such incurrence) and to the application of any proceeds thereof the IHOP Parties are still in compliance with the financial ratios set forth in Section 5 (A) (i) and (ii) above, measured in each case on a pro forma basis as of the most recently ended fiscal quarter as if such incurrence had occurred on the last day of such fiscal quarter.

                6.3. Limitation on Debt of Subsidiaries. The IHOP Parties shall not permit any of their Subsidiaries to incur any Debt other than:

                                (A) Debt owed to IHOP Parent or the Borrower or to a wholly-owned Subsidiary of IHOP Parent or the Borrower in each case by a direct or indirect wholly-owned Subsidiary of the creditor thereunder; and

                                (B) additional Debt, provided that the sum of the aggregate principal amount of such Debt plus the aggregate principal amount of all other Debt (without duplication) of IHOP Parent, the Borrower and any of their Subsidiaries which is secured by Liens not permitted by Sections 6.1 does not exceed 15% of Consolidated Tangible Net Worth.

                6.4. Sale of Assets. Except in connection with a Release Parcel (as defined in the Multi-State Security Instrument executed of even date herewith), Borrower shall not permit a Disposition of the Collateral. Except in connection with a Release Parcel (as defined in the Multi-State Security Instrument executed of even date herewith), Restaurants shall not permit a Disposition of the Equipment pledged by Restaurants. The IHOP Parties shall not, and shall not permit any of their Subsidiaries to, effect a Disposition of any assets (other than the Collateral) unless (i) no Default or Event of Default has occurred and is continuing, and (ii) one of the following applies:

                                (a) such Disposition is in the ordinary course of business, including, without limitation, (i) sales and leases of operating restaurants and (ii) financings in connection with asset securitization programs, each in accordance with the Borrower’s ordinary course franchising or financing operations and made pursuant to the reasonable business judgment of the Borrower in accordance with past practice;

                                (b:) in each fiscal year, IHOP Parent, the Borrower and their respective Subsidiaries may effect Dispositions (other than Qualifying Dispositions of Excepted Properties as such terms are defined and permitted under the $25 Million Letter Agreement) of assets for Fair Market Value and which (A) have an aggregate Book Value, together with all other assets disposed of in that fiscal year (other than Dispositions permitted by clause (a), (c) or (d) of this Section), of less than 10% of Gross Assets on a consolidated basis determined as at the date of such sale; (B) generate, together with all other assets disposed of in that fiscal year (other than Dispositions permitted by clause (a), (c) or (d) of this Section), net income, which is less than 10% of the Consolidated Net Income (in each case, determined as of the end of the immediately preceding fiscal year); and (C) together with all assets previously disposed of since September 30, 2000 (other than Dispositions permitted by clause (a), (c) or (d) of this Section), have an aggregate Book Value of less than 25% of Gross Assets on a consolidated basis determined as at the date of such sale;

                                (c) such Dispositions are made for Fair Market Value and the proceeds of such Disposition are used (i) within six months following such Disposition, to purchase assets (“Business Asset Acquisition”) used in the operations of the Borrower or (ii) to repay Debt of IHOP Parent or its Subsidiaries which is not junior in right of payment to the Note; or

                                (d) the assets disposed of were disposed of for Fair Market Value (taking into consideration the rental rate to be paid by the Borrower in connection with the Disposition and leaseback of the assets so disposed of) and were constructed or acquired following September 30, 2000 and are immediately leased back from the purchaser thereof by IHOP Parent or any of its Subsidiaries; provided that no assets may be sold and leased back pursuant to this clause (d) following the third anniversary of the acquisition or construction of such assets by IHOP Parent, the Borrower or any of their Subsidiaries.

                6.5. Consolidation or Merger. IHOP Parent and the Borrower covenant that neither of them will, nor will they permit any of their respective Subsidiaries to, enter into any transaction of merger or consolidation, whether in one transaction or a series of related or unrelated transactions and whether at the same time or over a period of time, provided that:

                                6.5.1 (i) the Borrower may merge with IHOP Parent or any of IHOP Parent’s other Subsidiaries, (ii) IHOP Parent may merge with the Borrower or any of IHOP Parent’s other Subsidiaries and (iii) any Subsidiary may merge with IHOP Parent, the Borrower or any other Subsidiary, so long as, with respect to any mergers of IHOP

Parent, the Borrower or any Guarantor in which such party is not the surviving Person, (a) the surviving Person of such transaction shall be a solvent U.S. or Canadian corporation, and such surviving Person shall have assumed in writing all of the obligations of the Borrower, IHOP Parent or Guarantors, as the case may be, under this Agreement, the Note and the Guarantees, as the case may be, and all documents necessary to reflect such merger with respect to the Collateral shall be executed and recorded as necessary in the public records of the counties and states as required for each of the Collateral Locations, and (b) at the time of, and immediately after giving effect to, any such consolidation or merger, no Default or Event of Default shall have occurred and be continuing, and

                                6.5.2 Borrower, IHOP Parent or any of IHOP Parent’s other Subsidiaries may merge with any other Person so long as (i) the surviving Person of such transaction shall be a solvent U.S. or Canadian corporation, and such surviving Person shall have assumed in writing all of the obligations of the Borrower, IHOP Parent or Guarantors, as the case may be, under this Agreement, the Note and the Guarantees, as the case may be, and all documents necessary to reflect such merger with respect to the Collateral shall be executed and recorded as necessary in the public records of the counties and states as required for each of the Collateral Locations, and (b) at the time of, and immediately after giving effect to, any such consolidation or merger, no Default or Event of Default shall have occurred and be continuing.

                6.6. Transactions with Affiliates. Each of IHOP Parties covenants that it will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any Property or the rendering of any service), with any Affiliate, unless (i) after giving affect to such transaction, the IHOP Parties will remain in compliance with the financial ratios set forth in Section 5 (A)(i) and (ii) above, and (ii) the transactions is not on terms that are less favorable to IHOP Parent, the Borrower or such Subsidiary, as the case may be, than those that would be obtainable at the time in an arm’s length transaction with any Person who is not such an Affiliate; provided, however, that this Section shall not prohibit the payment of compensation and benefits to directors and officers of IHOP Parent, the Borrower and their Subsidiaries in the ordinary course of business and consistent with past practices.

                6.7. Acquisition of Margin Securities. Each of the IHOP Parties covenants that it will not, and will not permit any of its Subsidiaries to, own, purchase or acquire (or enter into any contract to purchase or acquire) any “margin stock” as defined by any regulation of the Board of Governors of the United States Federal Reserve System as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Bank shall have received an opinion of counsel satisfactory to Bank to the effect that such purchase or acquisition will not cause this Agreement or the Note to be in violation of Regulation G or any other regulation of such Board then in effect.

                6.8. Conduct of Business. Each of the IHOP Parties covenants that it will not, and will not permit any of its Subsidiaries to, engage in any business activity if, such business activity would result in a substantial change in the general nature of the business of IHOP Parent and its Subsidiaries, taken as a whole, from the business activities currently conducted by the IHOP Parties.

                6.9. Ownership of Borrower. The IHOP Parties agree that so long as any of the Obligations set forth herein remain outstanding, International House of Pancakes, Inc. will continue to own of record and beneficially all of the issued and outstanding capital stock of Borrower and IHOP Parent will continue to own of record and beneficially all of the issued and outstanding capital stock of International House of Pancakes, Inc.

                7. DEFAULT. Borrower shall be in default under this Agreement and under each of the other Loan Documents if it shall default in the payment of any amounts due and owing under the Loan or should it fail to timely and properly observe, keep or perform any term, covenant, agreement or condition in this Loan Agreement, any other Loan Document or in any other loan agreement, promissory note, security agreement, deed of trust, deed to secure debt, mortgage, assignment or other contract securing or evidencing payment of any indebtedness of Borrower to Bank or any affiliate or subsidiary of Bank of America Corporation. An event of default under any of documents given in connection with any Related Loans, including the $25 Million Letter Agreement, shall also be an Event of Default hereunder. Borrower and Guarantors also acknowledge that a default under the $25 Million Letter Agreement shall also be a default hereunder.

                8. REMEDIES UPON DEFAULT. If an Default or Event of Default shall occur, Bank shall have all rights, powers and remedies available under each of the Loan Documents and the $25 Million Letter Agreement as well as all rights and remedies available at law or in equity. Upon the occurrence of any Default Condition or Event of Default, Bank’s obligation to disburse any undisbursed portion of the Loan shall immediately cease. Upon the occurrence or existence of any Event of Default, or at any time thereafter, without prejudice to the rights of Bank to enforce its claims against Borrower for damages for failure by Borrower to fulfill any of its obligations hereunder, subject only to prior receipt by Bank of payment in full of all Obligations then outstanding in a form acceptable to Bank, Bank shall have all of the rights and remedies described hereunder, and it may exercise any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others.

                                8.1 Notice and Right to Cure. In the event of any Default or Event of Default of Borrower or any of the IHOP Parties (except as otherwise stated below), Lender shall not accelerate the Obligations, make any payments for which Borrower is primarily liable or foreclose upon or attach any Collateral of Borrower or Restaurants unless Lender first gives written notice of such Default or Event of Default to Borrower pursuant to the notice provision set forth in Section 9 below and such Default or Event of Default is not fully cured by Borrower or any of the other IHOP Parties within the following periods:

                                (a) ten (10) days after such notice is deemed given in the event of any failure to make a monetary payment to any person;

                                (b) thirty (30) days after such notice is deemed given in the event of non-monetary defaults not subject to other provisions of this paragraph, provided (i) within ten (10) days after given the notice of default Borrower and/or any of the IHOP Parties commences its cure and submits to Lender in writing its plan to cure, and (ii) said cure is continuously pursued by Borrower and/or any of the IHOP Parties with due diligence. If said Default or Event of Default is not reasonably capable of being cured within thirty (30) days, Borrower and/or any of the IHOP Parties (as applicable) shall have such additional time as is reasonably necessary to complete the cure, but in no event for more than ninety (90) days after the notice of default is deemed given, all provided (x) said default is in Lender’s reasonable judgment curable within said period, (y) Borrower and/or one of the other IHOP Parties provides Lender with written, detailed progress reports at least every thirty (30) days until is cure is complete, and (z) Borrower continuously and diligently pursues said cure; or

                                (c) sixty (60) days after the filing of any involuntary petition in bankruptcy against or for the appointment of a receiver for Borrower or any of the IHOP Parties (except for petitions for receivership filed by Lender), with the dismissal of such petitions by the court within such period being deemed to cure such default.

                                Notwithstanding the above provisions, the cure period provided for in this paragraph shall not apply in the following circumstances:

                                                I. if Borrower transfers or encumbers all or any portion of its interest in the Collateral without the required consent of Lender unless permitted as a Release Parcel under the Multi-State Security Instrument or if Restaurants transfers or encumbers all or any portion of its interest in the Equipment pledged by Restaurants to Bank without the required consent of Lender unless permitted as a Release Parcel under the Multi-State Security Instrument; or

                                                II. in any circumstance when a delay in effecting a cure is, in the reasonable judgment of Lender, likely to result in any security being damaged, becoming uninsured or rendered unavailable to Lender or the value thereof being materially and adversely affected; or

                                                III. any monetary Default which is repeated for four (4) consecutive months;

                                                IV. any failure to proceed with the construction or repair of improvements to the Collateral Locations as required by the Multi-State Security Instrument; or

                                                V. any filing of a voluntary petition in bankruptcy by Borrower or Guarantors, or for the appointment of a receiver or trustee of all or a portion of Borrower’s or any of the Guarantors’ Property; or

                                                VI. any assignment for the benefit of creditors, fraudulent conveyance, or other plan or action instituted by Borrower, in any attempt to avoid the satisfaction of any lawful indebtedness; or any waste committed to the Collateral Locations, or any demolition or removal of any improvements on the Collateral Locations which is not provided for under the Multi-State Security Instrument and which is without Lender’s consent (other than the exercise by any proper authority of the right of eminent domain); or

                                                VII. any nonmonetary default which Lender reasonably determines is not capable of being cured within the requisite period.

                                The provisions of this paragraph shall apply to defaults under all Loan Documents executed in connection with the Loan, and unless expressly stated to the contrary in such documents any cure period referred to therein shall be deemed to incorporate said provisions. If any Loan Documents are inconsistent with this paragraph the latter shall be controlling. Where additional notice or cure periods are provided in this or any other Loan Documents or are required by any other contract or by law, said periods and those contained in this paragraph shall run concurrently. Nothing in this paragraph shall be construed as extending the term of the Loan or the date upon which a Default occurs, and no decision to forego any remedy for any given Default shall be deemed a waiver on the part of Lender of any right relating to any other Default. This paragraph shall be strictly construed, and shall not impair the exercise of any remedy not referred to above immediately upon Default, including, without limitation, the seeking of any mandatory or prohibitive injunction or restraining order.

                9. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

Borrower:	IHOP PROPERTIES, INC. 450 North Brand Boulevard 7th Floor Glendale, CA 91203-2306 Attn: Legal Department

Bank:	BANK OF AMERICA, N.A. Commercial Loan Service Center Bank of America Office Park P.O. Box 45247 Jacksonville, Florida 32256-0771

                or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

                A. Deposited in the United States mail, registered or certified, return receipt requested, postage prepaid;

                B. delivered by an overnight private mail service which provides delivery confirmation such as without limitation Federal Express, Airborne or UPS; or

                C. Personally delivered at such address. All communication delivered as set forth herein shall be deemed received by the addressee on the delivery date or the delivery refusal date shown on the return receipt of the delivery confirmation.

                10. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel if permitted by applicable law), incurred by Bank in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and (b) all other costs and attorneys’ fees incurred by Bank for which Borrower is obligated to reimburse Bank in accordance with the terms of the Loan Documents.

                11. MISCELLANEOUS. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

                A. Cumulative Rights and No Waiver. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

                B. Applicable Law. This Loan Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Georgia and applicable United States federal law.

                C. Amendment. No modification, consent, amendment or waiver of any provision of this Loan Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Loan Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower’s rights or obligations hereunder shall be made or be effective without Bank’s prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Loan Agreement.

                D. Documents. All documents, certificates and other items required under this Loan Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank and its counsel.

                E. Partial Invalidity. The unenforceability or invalidity of any provision of this Loan Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

                F. Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Loan is outstanding or the obligation of the Bank to make any advances under the Loan shall not have expired.

                12. ARBITRATION. (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement; (collectively a “Claim”).

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof “J.A.M.S.”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by J.A.M.S. and conducted in any U.S. state where real or tangible personal property collateral for this credit is located. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This paragraph does not limit the right of the Borrowers or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                13. NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT (A) THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THE WRITTEN LOAN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT OR UNDERSTANDINGS OF THE PARTIES.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

BORROWER:

IHOP PROPERTIES, INC.

		By:	/s/ Richard K. Herzer
		Name:	Richard. K. Herzer
		Title:	President

(CORPORATE SEAL)

GUARANTOR:		GUARANTOR:

IHOP RESTAURANTS, INC.		IHOP CORP.

By:	/s/ Richard K. Herzer	By:	/s/ Richard K. Herzer
Name:	Richard K. Herzer	Name:	Richard K. Herzer
Title:	President	Title:	President

(CORPORATE SEAL)		(CORPORATE SEAL)

GUARANTOR:		GUARANTOR:

IHOP REALTY CORP.		INTERNATIONAL HOUSE OF PANCAKES, INC.

By:	/s/ Richard K. Herzer	BY:	/s/ Richard K. Herzer
Name:	Richard K. Herzer	Name:	Richard K. Herzer
Title:	President	Title:	President

(CORPORATE SEAL)		(CORPORATE SEAL)

BANK/LENDER:

LIST OF EXHIBITS

Exhibit A	-	List of Collateral Locations
Exhibit B	-	Description of Ground Leases
Exhibit C	-	Description of Subleases
Exhibit D		Description of Equipment Leases
Exhibit E		Compliance Certificate
Exhibit F		Calculations for Compliance Certificate

Exhibit A                -               List of Collateral Locations

Store ID	Street Address	City	State	Zip
0582	2990 Donnell Drive	Forestville	MD	20747-3256
0583	9680 Baltimore Avenue	College Park	MD	20740-1324
0943	2575 Highland Avenue	Highland	CA	92346-2003
1723	7951 NE Vancouver Plaza Drive	Vancouver	WA	98662-6625
1724	32010 Dyer Street	Union City	CA	94587-1700
1726	3525 Bradshaw Road	Sacramento	CA	95827-3304
1824	7733 W Long Drive	Littleton	CO	80123-1245
4452	6125 Peachtree Parkway	Norcross	GA	30092-3304
4460	35 Riverbend Drive SW	Rome	GA	30161-6065
4767	95 Main Street	Tewksbury	MA	01846-1708
5320	3505 N Rock Road	Wichita	KS	67226-1320
5321	15410 W 119th Street	Olathe	KS	66062-5606
5322	2187 S Telegraph Road	Bloomfield Hills	MI	48302-0250

Exhibit B                -               Description of Ground Leases

UNIT NO.	DESCRlPllON OF LEASE	Memorandum or Short Form
0582	Ground Lease between dated February 8, 1999, between IHOP Properties, Inc., as Tenant and Penn Mar Associates, LLC, as Landlord.	Short Form Lease dated February 8, 1999, between IHOP Properties, Inc., as Tenant and Penn Mar Associates, LLC, as Landlord.

0583

Ground Lease dated March 26, 1997 between IHOP Properties, Inc., as Tenant and Mirza Hussain Ali Baig and Amina J. Baig, as Landlord, as amended by that certain Addendum to Ground Lease dated March 16, 1999, between IHOP Properties, Inc., as Tenant and Mirza Hussain Ali Baig and Amina J. Baig, as Landlord.

Short Form of Ground Lease dated September 28,1998, between IHOP Properties, Inc., as Tenant and Mirza Hussain Ali Baig and Amina J. Baig, as Landlord.

0943

Ground Lease dated May 1, 1998, between IHOP Properties, Inc., as Tenant and Delbert M. Shofner and Carol S. Shofner, Trustees of the Shofner Family Trust U/D/T dated March 24, 1997; James C. Seley and Charlene R. Seley, Trustees under the Seley Family Trust U/D/T dated February 16, 1977; and James C. Seley and Charlene R. Seley, Trustees of the Seley Children’s Trust U/D/T dated September 8, 1987, as Landlord, as amended by that certain First Amendment to Ground Lease between IHOP Properties, Inc., as Tenant and Delbert M. Shofner and Carol S. Shofner, Trustees of the Shofner Family Trust U/D/T dated March 24, 1997; James C. Seley and Charlene R. Seley, Trustees under the Seley Family Trust U/D/T dated February 16, 1977; and James C. Seley and Charlene R. Seley, Trustees of the Seley Children’s Trust U/D/T dated September 8, 1987, as Landlord and further amended by that certain Second Amendment to Ground Lease between IHOP Properties, Inc., as Tenant and Delbert M. Shofner and Carol S. Shofner, Trustees of the Shofner Family Trust U/D/T dated March 24, 1997; James C. Seley and Charlene R. Seley, Trustees under the Seley Family Trust U/D/T dated February 16, 1977; and James C. Seley and Charlene R. Seley, Trustees of the Seley Children’s Trust U/D/T dated September 8, 1987, as Landlord.

Short Form Lease dated May 18, 1998, between IHOP Properties, Inc., as Tenant and Delbert M. Shofner and Carol S. Shofner, Trustees of the Shofner Family Trust U/D/T dated March 24, 1997; James C. Seley and Charlene R. Seley, Trustees under the Seley Family Trust U/D/T dated February 16, 1977; and James C. Seley and Charlene R. Seley, Trustees of the Seley Children’s Trust U/D/T dated September 8, 1987, as Landlord, recorded on July 6, 1998, at Instrument No. 98-259891 of the official records of San Bernardino County, California.

1723

Ground Lease dated June 24, 1998 between The Cafaro Northwest Partnership, an Ohio general partnership, as Landlord and IHOP Properties, Inc., as Tenant, as amended by that certain First Amendment to Ground Lease dated December 1, 1998 between The Cafaro Northwest Partnership, an Ohio general partnership, as Landlord and IHOP Properties, Inc., as Tenant, and further amended by that certain Second Amendment to Ground Lease dated March 17, 1999 between The Cafaro Northwest Partnership, an Ohio general partnership, as Landlord and IHOP Properties, Inc., as Tenant, as further amended by that certain Third Amendment to Ground Lease dated May 17, 1999 between The Cafaro Northwest Partnership, an Ohio general partnership, as Landlord and IHOP Properties, Inc., as Tenant, and further amended by that certain Fourth Amendment to Ground Lease dated October 18, 1999 between The Cafaro Northwest Partnership, an Ohio general partnership, as Landlord and IHOP Properties, Inc., as Tenant.

Short Form of Ground Lease dated June 24, 1998, between The Cafaro Northwest Partnership, an Ohio general partnership, as Landlord and IHOP Properties, Inc., as Tenant, recorded on May 21, 1999, at Recording Number 3108864.

1724

Ground Lease dated April 28, 1999 between Dyer Triangle, LLC, as Landlord and IHOP Properties, Inc., as Tenant, as amended by that certain Addendum to Ground Lease dated October 11, 1999 between Dyer Triangle, LLC, as Landlord and IHOP Properties, Inc., as Tenant.

Short Form Ground Lease dated April 28, 1999, between Dyer Triangle, LLC, as Landlord and IHOP Properties, Inc., as Tenant, recorded May 17, 1999, at Document Number 99-187826.

1726

Ground Lease dated June 21, 1999 between First Rancho Plaza, L.P., as Landlord and IHOP Properties, Inc., as Tenant, as amended by First Amendment to Lease dated December 2, 1999 between First Rancho Plaza, L.P., as Landlord and IHOP Properties, Inc., as Tenant and evidenced of public record by that certain Short Form of Ground Lease dated June 21, 1999 between First Rancho Plaza, L.P., as Landlord and IHOP Properties, Inc., as Tenant, recorded June 24, 1999, in Book 990624, Page 602, official records of Sacramento County, California.

Short Form of Ground Lease dated June 21, 1999 between First Rancho Plaza, L.P., as Landlord and IHOP Properties, Inc., as Tenant, recorded June 24, 1999, in Book 990624, Page 602, official records of Sacramento County, California.

1824

Ground Lease dated June 12, 1998 between The Section 14 Development Co., as Landlord and IHOP Properties, Inc., as Tenant, as amended by that certain First Amendment to Ground Lease dated September 28, 1998 between The Section 14 Development Co., as Landlord and IHOP Properties, Inc., as Tenant, and further amended by that certain Second Amendment Ground Lease dated March 16, 1999 between The Section 14 Development Co., as Landlord and IHOP Properties, Inc., as Tenant.

Short Form Ground Lease dated June 30, 1998 between The Section 14 Development Co., as Landlord and IHOP Properties, Inc., as Tenant, recorded at Reception no. FO693231 in Jefferson County, Colorado.

4452

Ground Lease dated September 3, 1998, between IRT Property Company, as Landlord and IHOP Properties, Inc., as Tenant as amended by that certain Addendum to Ground Lease dated February 18, 2000, between IRT Property Company, as Landlord and IHOP Properties, Inc., as Tenant.

Short Form of Ground Lease dated September 3, 1998, between IRT Property Company, as Landlord and IHOP Properties, Inc., as Tenant

4460

Ground Sublease dated April 23, 1999 between IHOP Properties, Inc., as Tenant and Larry C. Martin as Landlord, as amended by that certain First Amendment to Ground Sublease dated December 6, 1999 between IHOP Properties, Inc., as Tenant and Larry C. Martin as Landlord.

Short Form of Ground Sublease dated April 23, 1999 between IHOP Properties, Inc., as Tenant and Larry C. Martin as Landlord, recorded at Book 1536, Page 651, public records of Floyd County, Georgia.

4767

Ground Lease dated August 19, 1998, between Motel 6 Multipurpose, Inc., as Landlord and IHOP Properties, Inc., as Tenant as amended by that certain Addendum to Ground Lease dated April 16, 1999, between Motel 6 Multipurpose, Inc., as Landlord and IHOP Properties, Inc., as Tenant and further amended by that certain First Amendment to Ground Lease dated September 27, 2000 between Motel 6 Multipurpose, Inc., as Landlord and IHOP Properties. Inc., as Tenant.

Short Form of Ground Lease dated August 25, 1998 between Motel 6 Multipurpose, Inc., as Landlord and IHOP Properties, Inc., as Tenant, recorded at Book 9587, Page 2, public records of Middlesex County (Northern District) Registry of Deeds, Massachusetts.

5320

Ground Lease dated February 19, 1999 between IHOP Properties, Inc., as Tenant and Northbrooke Development Company, Inc., as Landlord, as amended by that certain Addendum to Ground Lease dated July 9, 1999, between IHOP Properties, Inc., as Tenant and Northbrooke Development Company, Inc., as Landlord.

Short Form of Lease dated February 19, 1999, between IHOP Properties, Inc., as Tenant and Northbrooke Development Company, Inc., as Landlord, recorded at Film 1893, Page 2545, public records of Sedwick County, Kansas.

5321

Ground Lease between IHOP Properties, Inc., as Tenant and Glo-Rae Investment Co. and D & S Investors, L.L.C., as Landlord dated October 30, 1998 as amended by that certain Addendum to Ground Lease between IHOP Properties, Inc., as Tenant and Glo-Rae Investment Co. and D & S Investors, L.L.C., as Landlord dated December 28, 1999.

Short Form of Lease dated October 30, 1998 between IHOP Properties, Inc., as Tenant and Glo-Rae Investment Co. and D & S Investors, L.L.C., as Landlord, recorded at Book 6067, Page 937, public records of Johnson County, Kansas.

5322

Ground Lease between RD Bloomfield Limited Partnership, as Landlord and IHOP Properties, Inc., as Tenant dated January 15, 1999, as amended by First Amendment to Ground Lease between RD Bloomfield Limited Partnership, as Landlord and IHOP Properties, Inc., as Tenant dated February 25, 1999, and further amended by that certain Addendum to Ground Lease between RD Bloomfield Limited Partnership, as Landlord and IHOP Properties, Inc., as Tenant dated October I, 1999.

Short Form Lease dated January 22, 1999 between RD Bloomfield Limited Partnership and IHOP Properties, Inc., recorded at Liber 20328, Page 597, Oakland County, Michigan records.

Exhibit C                -               Description of Subleases

UNIT NO.	Discription of Sublease
0582	Sublease dated March 30, 2000 by and between Robert Sharp as Subtenant and IHOP Properties, Inc., as Sublandlord.

0583	Sublease dated March 25, 1999, by and between Hospitality Management of College Park, Inc., as Subtenant and IHOP Properties, Inc., as Sublandlord.

0943	Sublease dated November 2, 2000, by and between Nazimuddin Hashim, as Subtenant and IHOP Properties, Inc., as Sublandlord.

1723	Sublease dated September 9, 1999, by and between Steven L. Graham as Subtenant and IHOP Properties, Inc., as Sublandlord.

1724	Sublease dated August 25, 1999, by and between Alice A. Knudsen, as Subtenant and IHOP Properties, Inc., as Sublandlord.

1726	Sublease dated September 29, 1999, by and between Mohammad Tariq Munir, as Subtenant and IHOP Properties, Inc., as Sublandlord.

1824	Sublease dated February 12, 1999, by and between 1824, INC., as Subtenant and IHOP Properties, Inc., as Sublandlord.

4452	Sublease dated June 25,1999, by and between Elaine M. Ambrose-Ghoniem, as Subtenant and IHOP Properties, Inc., as Sublandlord.

4460	Sublease dated September 30, 1999, by and between ISSAM HAMIDEH, as Subtenant and IHOP Properties, Inc., as Sublandlord.

4767

Sublease dated July 1, 1999, by and between Roderick Macpherson, Jr., as Subtenant and IHOP Properties, Inc., as Sublandlord, as amended by that certain First Amendment to Sublease dated October 16, 2000.

5320	Sublease dated July 24, 1995, between Bassam S. Salameh, as Subtenant and IHOP Properties, Inc., as Sublandlord.

5321	Sublease dated August 5, 1999, by and between Houssni Al Abed, as Subtenant and IHOP Properties, Inc., as Sublandlord.

5322	N/A

Exhibit D                -               Description of Equipment Leases

UNIT NO.	Description of Equipment Lease
0582	Equipment Lease dated March 30, 2000 between IHOP Restaurants, Inc., as Lessor and Robert Sharp, as Lessee

0583

Equipment Lease dated March 25, 1999 between IHOP Restaurants, Inc., as Lessor and Hospitality Management of College Park, Inc., as Lessee; as amended by that certain Amendment to Equipment Lease dated June 24,  1999

0943	Equipment Lease dated November 2, 2000 between IHOP Restaurants, Inc., as Lessor and Nazimuddin Hashim as Lessee

1723	Equipment Lease dated September 9, 1999 between IHOP Restaurants, Inc., as Lessor and Steven L. Graham, as Lessee

1724	Equipment Lease dated August 25, 1999, between IHOP Restaurants, Inc., as Lessor and Alice A. Knudson, as Lessee

1726	Equipment Lease dated September 26, 1999 between IHOP Restaurants, Inc., as Lessor and Mohammad Tariq Munir, as Lessee

1824	Equipment Lease dated February 12, 1999 between IHOP Restaurants, Inc., as Lessor and 1824, Inc., as Lessee

4452	Equipment Lease dated June 25, 1999 between IHOP Restaurants, Inc., as Lessor and Elaine M. Ambrose-Ghoniem as Lessee

4460	Equipment Lease dated September 30, 1999 between IHOP Restaurants, Inc., as Lessor and Issam Hamideh, as Lessee

4767	Equipment Lease dated July 1, 1999 between IHOP Restaurants, Inc., as Lessor and Roderick MacPherson, Jr. as Lessee

5320	Equipment Lease dated July 24, 1999 between IHOP Restaurants, Inc., as Lessor and Bassam S. Salameh, as Lessee

5321	Equipment Lease dated August 5, 1999 between IHOP Restaurants, Inc., as Lessor and Houssni Al Abed, as Lessee

5322	N/A

Exhibit E                 Compliance Certificate

COMPLIANCE CERTIFICATE

                This Compliance Certificate is delivered pursuant to the Loan Agreement dated as of February         ,2001 (together with all amendments and modifications, if any, from time to time made thereto, the “Loan Agreement”) between BANK OF AMERICA, N.A., a national banking association (“Bank” or “Lender”), IHOP PROPERTIES, INC., a California corporation (“Borrower”), and International House of Pancakes, Inc., a Delaware corporation, IHOP Corp., a Delaware corporation (“IHOP Parent”), IHOP Realty Corp., a Delaware corporation, and IHOP Restaurants, Inc., a Delaware corporation (collectively, the “Guarantors”).

                Unless otherwise defined, terms used herein (including the attachments hereto) have the meanings provided in the Loan Agreement.

                The undersigned, being the duly elected, qualified and acting Appropriate Officer, on behalf of the IHOP Parties and solely in his or her capacity as an officer of the Borrower, hereby certifies and warrants that:

                1.             He or she is holds the following offices for the IHOP Parties:

of IHOP PROPERTIES, INC.
of lntemational House of Pancakes, Inc.
of IHOP Corp.
of IHOP Realty Corp.
of IHOP Restaurants, Inc.

and that, as such, he or she is authorized to execute this certificate on behalf of the Borrower.

2.                             As of                      ,                      :

(a) The Borrower and Gaurantors were not in default of any of the provisions of the Loan Agreement or any of the Loan Documents during the period as to which this Compliance Certificate relates;

(b) The Borrower’s and Guarantors’ Fixed Charge Coverage Ratio, on a consolidated basis, was      to 1.0 as computed on Attachment 1 hereto (using the form provided as Exhibit F to the Loan Agreement);

(c) The Borrower’s and Guarantors’ Funded Debt to EBITDA Ratio, on a consolidated basis, was     to 1.0 as computed on Attachment 1 hereto (using the form provided as Exhibit F to the Loan Agreement);

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this                 day of                     20  .

By:
Print Name:
Title:

Exhibit F                 Calculations for Compliance Certificate

BANK OF AMERICA FINANCIAL COVENANTS:

1. Consolidated Income Available for Fixed Charges:
Net Income after tax
Plus non-cash charges (such as depreciation and amortization)
Plus total Interest Expense
Plus Operating Rent Expense
Less distributions, dividends, and advances
2. Fixed Charges:
Scheduled Principal Payments LT Debt in the next 12 months
Plus Scheduled Payments Capitalized Leases
Plus Interest Expense
Plus Operating Rent Expense
FIXED CHARGE COVERAGE (>= 1.35x)

3. EBITDA:
Net Income
Income Taxes
Depreciation & Amortization
Interest Expense

4. Funded Debt:
Current Maturities of Long-Term Debt
Current Portion of Capital Lease Obligations
Long-Term Debt
Capital Lease Obligations

FUNDED DEBT / EBITDA (<= 3.00x)